Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 29, 2006 relating to the consolidated financial statements of NightHawk Radiology Holdings, Inc. and subsidiaries as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph that describes the recapitalization of the Company), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Boise, Idaho

October 4, 2006